EXHIBIT 99.1

For Immediate Release

Caliper Life Sciences Reports First Quarter 2009 Results

— 11% Organic Revenue Growth Driven by Microfluidics and Imaging —

— Net Loss Narrowed by $0.07 per Share —

HOPKINTON, Mass., April 30, 2009 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today reported its first quarter financial results for 2009.  First quarter revenues were $28.5 million compared to $29.3 million in the first quarter of 2008.   Caliper’s revenue for the first quarter of 2008 included $2.9 million of revenue related to product lines which were divested by the Company in the fourth quarter of 2008.   The Company achieved 11% organic revenue growth compared to the first quarter of 2008 after excluding the impact that the divested product lines had upon the Company’s revenue and after taking into account unfavorable currency translation movements. Changes in currency rates had a 4% negative impact on the Company’s reported revenue for the first quarter of 2009, compared to the same period in 2008.  The Company narrowed its net loss to $6.6 million ($0.14 per share) in the first quarter of 2009, from a net loss of $9.9 million ($0.21 per share) in the same quarter of 2008.

First Quarter Highlights:

•                  Caliper’s first quarter revenues of $28.5 million exceeded the top end of its guidance of $25 to $28 million.  The Company cited new product adoption as the primary reason for the strong revenue growth and favorable timing of instrument shipments as the primary reason for exceeding the top end of its guidance range.

•                  Key revenue highlights by strategic business unit:

•                  Research revenues, excluding revenue of divested product lines, increased to $13.2 million during the first quarter of 2009 from $12.1 million during the first quarter of 2008.  This increase represented organic growth of 15% before unfavorable currency effects of approximately 6%. Research growth was strong, primarily due to sales of the proprietary LabChip GX, which the Company believes is the “best-in-class” proprietary solution for characterizing proteins in the fast growing biologicals market, and increased sales of Profiler Pro reagent kits which are used for kinase screening with the EZ Reader instrument.

•                  Optical Imaging revenues increased to $10.7 million during the first quarter of 2009 from $9.8 million during the first quarter of 2008.  This increase represented organic growth of 15% before unfavorable currency effects of approximately 5%. Optical Imaging growth was driven by continued strong global demand for IVIS instruments and accessories, reagents and services.

•                  Caliper’s Discovery Alliances and Services (CDAS) revenues decreased by 7% (unaffected by currency changes) to $4.2 million during the first quarter of 2009 from $4.5 million during the first quarter of 2008. The net decrease resulted from a decrease in in vitro services revenues partially offset by in vivo services revenue improvement.  The Company anticipates revenue from CDAS services to grow over the second half of 2009 based on the expectation that it will receive a new task order under the Environmental Protection Agency’s ToxCast® program.

•                  Total gross margin decreased by approximately 1% during the first quarter of 2009 compared to same period in 2008 primarily due to the loss of service margin contribution that was associated with the product lines that were divested in the fourth quarter of 2008.

•                  Operating expenses (research and development plus selling, general and administrative expenses) decreased by 19% to $15.7 million during the first quarter of 2009 from $19.5 million in the first quarter of 2008.  This reduction included $2.8 million of SG&A expense reduction and $1.0 million of R&D expense reduction resulting from streamlining and cost-reduction initiatives implemented over 2008, including expenses related to divested product lines.

•                  Net loss narrowed by $3.3 million, or 33%, to $6.6 million ($0.14 per share) during the first quarter of 2009 from $9.9 million ($0.21 per share) during the first quarter of 2008.  On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, net loss per share in the first quarter of 2009 was $0.11 compared to a net loss per share of $0.15 in the first quarter of 2008.  The overall reduction in net loss reflected the benefit of cost reductions implemented to coincide with the Company’s strategic reconfiguration around its higher growth, proprietary products and services.

•                  On March 6, 2009, Caliper entered into a $25 million amended credit facility agreement with Silicon Valley Bank, which is effective through November 30, 2010.  As of March 31, 2009, Caliper reported cash and investments of $23.8 million and outstanding borrowings under this credit facility of $14.9 million.

“Our strategic reconfiguration over the past two years is beginning to pay off as evidenced by our strengthened balance sheet and our strong top and bottom line momentum achieved in the first quarter of 2009,” commented Kevin Hrusovsky, Caliper’s president and CEO.  “Despite ongoing market uncertainties, we expect to continue delivering solid financial performance throughout the remainder of this year and deliver positive full year EBITDA in 2010.” added Hrusovsky.

2009 GAAP Guidance

Caliper reported that its revenue outlook for the second quarter of 2009 is $28 to $31 million.  On an organic basis, the midpoint of this range would result in revenues being approximately flat compared to pro forma revenue of $30.7 million in the second quarter 2008, after taking into account the divested products lines as well as anticipated unfavorable currency translation of 3%.  Overall organic growth for the first half of 2009 is expected to be approximately 4% which is consistent with the Company’s full year organic growth estimate of 4-7%.  As previously communicated, growth is expected to be greater in the second half of 2009 than in the first half, and is expected to result primarily from Caliper’s proprietary imaging and microfluidic technologies for molecular applications.

Adjusted Results

Caliper supplements its GAAP financial reporting with certain non-GAAP financial measures. A reconciliation of Caliper’s GAAP to non-GAAP Statements of Operations is provided at the end of this release under “Adjusted Consolidated Statements of Operations.” Adjusted results of operations exclude acquisition-related revenue adjustments and non-cash expenses, such as amortization of intangibles and impairment and restructuring charges. Caliper believes that providing this additional information enhances investors’ understanding of the financial performance of Caliper’s operations and increases the comparability of its current financial statements to prior periods.

Caliper will discuss its first quarter results in a conference call to be held today, April 30, 2009 at 9:00 a.m. EDT. To participate in the call, please dial 888.713.4199 five to ten minutes prior to the call and use the participant passcode 57691643. International callers can access the call by dialing 617.213.4861 and entering the same passcode.  You may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PHYECL6BR.

A live webcast of the call can be accessed at www.fulldisclosure.com or on the Caliper website at www.caliperLS.com in the Events section of the Investor Relations page. A webcast replay of the call will remain available until Caliper’s earnings call for the second quarter of 2009.

Telephone replays of the conference call will be available approximately two hours after the completion of the call on April 30, 2009 through May 7, 2009. To access a telephone playback of the proceedings, dial 888.286.8010 and use the participant passcode 26367972. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.

About Caliper Life Sciences

Caliper Life Sciences is a premier provider of cutting-edge technologies enabling researchers in the life sciences industry to create life-saving and enhancing medicines and diagnostic tests more quickly and efficiently.  Caliper is aggressively innovating new technology to bridge the gap between in vitro assays and in vivo results and then translating those results into cures for human disease.  Caliper’s portfolio of offerings includes state-of-the-art microfluidics, lab automation and liquid handling, optical imaging technologies, and discovery and development outsourcing solutions. For more information please visit www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s expectations regarding CDAS growth of revenue over the second half based upon the expectation that Caliper will receive a task order under the EPA ToxCast project, Caliper’s expectation to deliver positive full year EBITDA in 2010, Caliper’s expected revenue outlook for the second quarter ending June 30, 2009, and Caliper’s expected organic growth rates for the second quarter, first half and full year results are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including that Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery and imaging systems and other products, and unanticipated difficulties may be encountered in Caliper’s planned implementation of certain changes designed to reduce operating expenses, enhance gross margins and improve efficiencies within Caliper. Further information on risks faced by Caliper are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2008. Our filings are available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.  Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

NOTE:  Caliper, EZ Reader, IVIS, LabChip, and Profiler Pro are registered trademarks of Caliper Life Sciences, Inc.

Contact:	Media:
Peter McAree	Stacey Holifield or Melissa Bruno
Chief Financial Officer	Schwartz Communications
508.497.2215	781.684.0770

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Product revenue	$18,309	$17,665
Service revenue	7,657	9,008
License fees and contract revenue	2,506	2,614

Total revenue	28,472	29,287

Costs and expenses:
Cost of product revenue	11,253	11,105
Cost of service revenue	5,707	6,098
Cost of license revenue	392	284
Research and development	4,551	5,532
Selling, general and administrative	11,185	13,932
Amortization of intangible assets	1,557	2,490
Restructuring charges, net	23	6

Total costs and expenses	34,668	39,447

Operating loss	(6,196)	(10,160)
Interest expense, net	(212)	(155)
Other income (expense), net	(183)	407
Provision for income taxes	(54)	(28)

Net loss	$(6,645)	$(9,936)

Net loss per share, basic and diluted	$(0.14)	$(0.21)
Shares used in computing net loss per common share, basic and diluted	48,626	47,683

Reconciliation of GAAP to Non-GAAP Financial Measures

Adjusted Basic Earnings per Share (see explanation of adjustments below)

	Three Months Ended
	March 31,
	2009	2008

GAAP EPS - Basic	$(0.14)	$(0.21)
Adjustments:
Acquisition related intangible amortization (1)	1,557	2,490
Restructuring and severance costs (2)	51	608
Total Adjustments	$1,608	$3,098

Per share effect of total adjustments	0.03	0.06

Adjusted earnings per share - Basic	$(0.11)	$(0.15)

We use the term “adjusted earnings per share” or “adjusted EPS” to refer to GAAP earnings per share excluding amortization of intangible assets, and restructuring and severance costs.  Adjusted earnings per share is calculated by subtracting the total per share effect of these adjustments from GAAP EPS.

The adjustments are as follows:

1)              We exclude amortization of intangible assets from this measure because we believe intangible asset amortization charges do not represent what our management and our investors believe are the costs of developing, producing, supporting and selling our products and the costs to support our internal operating structure.

2)              We exclude restructuring and severance costs from this measure because they tend to occur as a result of specific events such as acquisitions, divestitures, repositioning our business or other unusual events that could make comparisons of long-range trends difficult for management or investors and could distort performance measures involving our internal investments and the costs to support our operating structure.

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Non-GAAP Revenues for the Quarter Ended March 31, 2009

	Quarter Ended March 31,
	GAAP		Non-GAAP Adjustments (1)		Non-GAAP
	(in thousands)						GAAP	Non-GAAP
	2009	2008	2009	2008	2009	2008	% Chg	% Chg
Research	$13,521	$14,980	(343)	(2,893)	$13,178	$12,087	(10)%	9%
Imaging	10,741	9,774	—	—	10,741	9,774	10%	10%
Services (CDAS)	4,210	4,533	—	—	4,210	4,533	(7)%	(7)%
Total revenue	$28,472	$29,287	$(343)	$(2,893)	$28,129	$26,394	(3)%	7%

(1) For purposes of comparing growth rates for each of the three principal areas of our business, the above non-GAAP table reconciliations exclude revenues related to the PDQ and AutoTrace product lines divested in November 2008.  The $343 of first quarter 2009 revenue included remaining revenues associated with the AutoTrace product lines in the early part of quarter.  The Company anticipates no further revenue from either of the former PDQ or AutoTrace product lines beyond March 31, 2009.

CALIPER LIFE SCIENCES, INC.

SELECTED FINANCIAL INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)	*
Assets
Current assets:
Cash, cash equivalents and marketable securities	$23,849	$26,701
Accounts receivable, net	22,311	27,396
Inventories	17,323	17,579
Other current assets	3,326	2,481

Total current assets	66,809	74,157
Property and equipment, net	10,455	10,735
Intangible assets, net	32,830	34,399
Goodwill	22,905	22,905
Other assets	882	882

Total assets	$133,881	$143,078

Liabilities and stockholders’ equity
Current liabilities	$36,475	$39,367
Credit facility	14,900	14,900
Other long-term obligations	11,923	12,073
Stockholders’ equity	70,583	76,738

Total liabilities and stockholders’ equity	133,881	$143,078

*Note: Derived from audited financial statements for the year ended December 31, 2008.

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